Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:	CONTACT:
Packaging Dynamics Corporation	Mr. Patrick Chambliss
3900 West 43rd Street	Packaging Dynamics Corporation
Chicago, IL 60632	(773) 843-8113

Packaging Dynamics Corporation Obtains Shareholder Approval and Closes Merger

Chicago, IL: Friday, June 9, 2006 – Packaging Dynamics Corporation (NASDAQ-PKDY)(the “Company” or “Packaging Dynamics”) announced its stockholders, voting at a special meeting today, have approved the Company's previously announced merger with a wholly-owned subsidiary of Kohlberg & Company affiliate Thilmany, L.L.C.

With stockholder approval of the merger, the parties today also filed a certificate of merger with the Delaware Secretary of State to consummate the transaction. Under the terms of the merger, each of Packaging Dynamics outstanding shares of common stock has been converted into the right to receive $14.00 in cash. Packaging Dynamics has appointed Computershare Limited as exchange agent for payment of the merger consideration. The exchange agent will send a letter of transmittal to each former stockholder which will contain instructions for obtaining cash in exchange for their shares. Accordingly, the company's common shares will no longer trade on NASDAQ.

Commenting on the merger, Frank V. Tannura, Chairman and Chief Executive Officer of Packaging Dynamics, stated, "We are pleased to have closed the merger and to have delivered significant value to the Packaging Dynamics stockholders. We look forward to working with our new partners at Thilmany and Kohlberg & Company. The combination of Packaging Dynamics and Thilmany, which will operate as Packaging Dynamics Corporation, will provide the platform to continue our growth strategy and will provide significant benefits and opportunities for our 1,300 employees as well as our valued customers and suppliers. "

About Packaging Dynamics

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

About Thilmany, L.L.C.

Thilmany, LLC manufactures and converts lightweight packaging, pressure sensitive and industrial papers for use in a variety of packaging, medical, consumer product and industrial applications. Thilmany Papers’ manufacturing operations are located in Kaukauna and De Pere, WI, while Thilmany Packaging’s converting operations are located in Kaukana, WI.

About Kohlberg & Company

Exhibit 99.1

Founded in 1987, Kohlberg & Company is a private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Together with its affiliates, Kohlberg manages more than $3.7 billion of capital. Through its affiliates, Kohlberg has completed over 75 acquisition and recapitalization transactions in a variety of industries, including a focus on investments in manufacturing, healthcare, consumer products and service industries.

Packaging Dynamics Forward-Looking Language

The statements contained in this press release are forward-looking and are identified by the use of forward- looking words and phrases, such as “estimates,” “plans,” “expects,” “to continue,” “subject to,” “target” and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company’s product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.